Exhibit 99.1

Novo Energies Corporation Enters Into Collaboration Agreement With Novo Energies International, Ltd.

Agreement to Focus on the International Commercialization and Implementation of Waste to Energy Technology

NEW YORK, NY, Jun 04, 2010 Novo Energies Corporation (NVNC) ("Novo" or the "Company"), an alternative energy company, announced today that it has entered into a Technology Co-Operation Agreement ("Agreement") with Novo Energies International, Ltd. ("NEI").

NEI, an independently-owned company, has been granted an exclusive license for all world markets excluding the Americas to commercialize Novo's technology and know-how to transform scrap tire feedstocks to syn-gas, Fischer-Tropsch diesel, electrical energy and high-quality low-carbon steel shreds and to convert waste plastics to energy in certain circumstances. Novo intends to commercialize the technology throughout the Americas.

As part of the Agreement, Novo has received a 12.5% ownership in NEI based upon a proposed funding of NEI of GBP 3,000,000. In addition, NEI is currently in negotiations to undertake a public listing on the FTSE: AIM exchange in London, United Kingdom. Antonio Treminio, CEO and Chairman of Novo, has agreed to join the board of directors of NEI.

If NEI raises the GBP 3,000,000, it intends to commence development of the first international plant to commercialize the Company's technology and know-how. NEI and the Company are working closely to select the site for the first plant. Specifically, the Company and NEI are evaluating locations in Australia, Thailand and South Africa.

"The Australian, Thai and South African markets among others provide NEI with an opportunity to expand within the international alternative energy sector and potentially provide electricity and high-quality transportation fuels economically, efficiently, and in an environmentally sound manner. Similar to North America, each of these countries has significant amounts of waste tires and plastics, and is seeking alternatives sources of energy," stated Faisal Butt, VP of Corporate Finance & Communications for Novo.

Mr. Treminio stated: "We are very excited about partnering with NEI. NEI's management has extensive relationships in the international arena and we believe that such relationships in combination with our technological know-how will enable both companies to build a formidable international green energy brand in all sectors of the alternative energy market, especially waste to energy. We are looking forward to working closely with NEI and bringing our technologies and know-how to the world."

"NEI has been established to commercialize cutting edge green technologies on a world-wide basis. We have spent considerable time and capital identifying what we believe to be the next breakthrough technology in the green space. After reviewing numerous technologies and businesses, NEI has determined that Novo's know-how & technologies provide the best fit with NEI's goals to produce an energy product from waste tires and plastics. We look forward to potentially operating plants utilizing Novo's technology and know-how throughout the world," said Mr. Rupert Hadlow, Director for Novo Energies International, Ltd.

About Novo Energies Corporation:

Novo is a public company trading on the Over the Counter Bulletin Board Market ("OTCBB") under the symbol NVNC. Novo's mission is to continue expanding within the renewable energy sector by developing and implementing renewable energy solutions while maintaining its commitment to conserve energy, natural resources and help reduce pollutants and unwanted wastes. Based upon a novel technology, Novo's wholly-owned subsidiary WTL Renewable Energy, Inc. seeks to plan, build, own and operate renewable energy plants that will transform residual plastics and tires to valuable liquid fuels such as oil, diesel, gasoline and fuel additives.

About Novo Energies International, Ltd.:

Novo Energies International, Ltd. is a Hong Kong based company with the primary objective to commercialize green technologies throughout the world. NEI intends to commercialize Novo Energies Corporation's technologies and know-how to convert waste to energy.

Forward-Looking Statements: Except for statements of historical fact, this news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation expectations, beliefs, plans and objectives regarding the development, use and marketability of products. Such forward-looking statements are based on present circumstances and on Novo's predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, and are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to successfully develop and market products, consumer and business consumption habits, the ability to fund operations and other factors over which Novo has little or no control. Such forward-looking statements are made only as of the date of this release, and Novo assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements. Risks, uncertainties and other factors are discussed in Novo's Form 10-K for its fiscal year ended March 31, 2009, and other documents filed from time to time by Novo with the Securities and Exchange Commission.

For more information, please contact:

Novo Energies Corporation
Mr. Antonio Treminio
Chairman & Chief Executive Officer, NVNC.
New York Tel: +1-212-315-9705
Montreal: +1-514-840-3697
Email: Email Contact

Novo Energies International Ltd.
Mr. Rupert Hadlow
Director
Central, Hong Kong
Tel: +852 3589 3060
Fax: +852 2115 981
Email: Email Contact